Exhibit 99.1

Filed by Eclipse Resources Corporation

(Commission File No. 001-36511)

Pursuant to Rule 425 under the Securities Act of 1933, as amended

Subject Company: Blue Ridge Mountain Resources, Inc.

Eclipse Resources Corporation and Blue Ridge Mountain Resources, Inc. to Combine in an All-Stock Merger

STATE COLLEGE, PA and IRVING, TX – August 27, 2018 – (BUSINESS WIRE) – Eclipse Resources Corporation (NYSE:ECR) (the “Company” or “Eclipse Resources”) and Blue Ridge Mountain Resources, Inc. (OTCPK: BRMR) (“Blue Ridge”) today announced that they have entered into a definitive merger agreement under which Eclipse Resources and Blue Ridge will combine in an all-stock transaction (the “Transaction”). In the Transaction, Blue Ridge stockholders will receive consideration consisting of 4.4259 shares of Eclipse Resources common stock for each share of Blue Ridge common stock, before adjustment for a 15-to-1 reverse stock split of Eclipse Resources common stock to be effected concurrently with closing of the Transaction. Based on the closing price of Eclipse Resources common stock on August 24, 2018, the Transaction implies an enterprise value for the combined company of approximately $1.4 billion and an equity value of approximately $908 million1. The Transaction has been unanimously approved by the board of directors of each company, and has been approved by the written consent of stockholders of Eclipse Resources holding a majority of the outstanding common shares of Eclipse Resources. Stockholders of Blue Ridge owning approximately 60% of the outstanding common shares of Blue Ridge have entered into a voting agreement with both companies to, among other things, vote or provide written consents in favor of approval of the Transaction, subject to certain terms and conditions.

In conjunction with this joint press release, Eclipse Resources and Blue Ridge have posted a presentation with additional details regarding the Transaction to their respective corporate websites. For Eclipse Resources, the presentation is posted to the Investor Center of its website at www.eclipseresources.com and for Blue Ridge, the presentation is posted to the Investors tab of its website at www.brmresources.com.

Pro Forma Transaction Highlights

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Scale: Creating one of the largest Utica focused operators with Q4 2018 estimated production of 500-560 MMcfe per day[2] and ~227,000 net effective undeveloped core acres providing over 20 years of prolific wet and dry gas inventory

•	Debt Metrics: Leverage ratio of ~2.1x based on pro forma debt to Q2 2018 annualized EBITDAX with line of sight to 1.5x – 1.7x of annualized EBITDAX in Q4 2018[3]

•	Liquidity: $312 million[4] near term liquidity including an estimated $150 million increase in the borrowing base under the Company’s revolving credit facility at close and no near term debt maturities

•	Growth: Self-funded 2-3 rig business plan targeting annual production growth greater than 20% and becoming cash flow generating in 2020[5]

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Management and Operational Excellence: John Reinhart, President and CEO of Blue Ridge, to become President and CEO of the combined company and will lead a management team that leverages both companies’ proven operating expertise in the basin

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Corporate Synergies: Transaction enhances capital efficiency and operating margins on a per unit basis while providing approximately $15 million in anticipated annual corporate G&A savings across the combined asset base[6]

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Midstream and Downstream Synergies: Shared midstream providers along with an expanded production base allow for increased optionality and optimization of midstream and downstream commitments, producer netbacks and decreasing weighted average transportation costs due to growth in uncommitted combined natural gas volumes

•	Consolidation Platform: Combined company positioned for accretive acquisitions to add scale and cash flow

[1]	Based on second quarter 2018 financial statements
[2]	Based on estimated combined company initial estimates subject to revision upon closing
[3]	Based on estimated combined company Q4 EBITDAX estimates of $90-110 million, pro forma for potential transition costs
[4]	Based on initial estimated combined company corporate revolving credit facility borrowing base of $375 million, subject to bank approval and syndication process; net of outstanding letters of credit
[5]	Cash flow is defined as EBITDAX less capital costs
[6]	Based on combined company initial estimates subject to revision upon closing

Benjamin W. Hulburt, Chairman, President and CEO of Eclipse Resources, commented on the Transaction, “This transaction provides a compelling opportunity for both Eclipse Resources and Blue Ridge shareholders to benefit from the strength of the combined company. This combination allows both of us to consolidate premier assets that significantly increase the Company’s production and cash flow, seamlessly fit into a consolidated drilling program and provide for considerable G&A synergies, all while allowing for accelerated growth without adding to the Company’s debt obligations.”

John Reinhart, President and CEO of Blue Ridge, commented, “We are excited about the highly complementary nature of this combination. Based on pro forma estimated fourth quarter of 2018 production of 500-560 MMcfe per day, a high performing management team, strong balance sheet, high quality asset base, and expected corporate, operational, and midstream synergies, we believe the combined company will possess a substantial scale advantage and an excellent foundation for significant organic growth with attractive cash flows while maintaining the optionality for bolt-on value-accretive acquisitions within the basin.”

Terms of the Transaction

Under the terms of the Transaction, a newly-formed subsidiary of Eclipse Resources will be merged into Blue Ridge, with Blue Ridge surviving as a wholly-owned subsidiary of Eclipse Resources. In the merger, Blue Ridge stockholders will receive 4.4259 shares of Eclipse Resources common stock for each share of Blue Ridge common stock held by them, representing consideration to each Blue Ridge stockholder of $7.44 per share based on the closing price of Eclipse Resources common stock on August 24, 2018. The exchange ratio will be adjusted to reflect a 15-to-1 reverse stock split of the Eclipse Resources common stock to be effected concurrently with closing of the Transaction. Upon closing of the Transaction, existing Eclipse shareholders will own approximately 57.5% of the outstanding shares of the combined company and Blue Ridge shareholders will own approximately 42.5%.

EnCap Investments, owning collectively approximately 57% of the outstanding shares of common stock of Eclipse Resources, have entered into a voting agreement with Eclipse Resources and Blue Ridge to, among other things, provide the written consents approving the Transaction, which have been delivered by them concurrently with the signing of the merger agreement.

Certain stockholders of Blue Ridge owning approximately 60% of the outstanding shares of common stock of Blue Ridge have entered into a voting agreement with Eclipse Resources and Blue Ridge to, among other things, vote or provide written consents in favor of approval of the Transaction, subject to certain terms and conditions.

The Transaction is expected to close in the fourth quarter of 2018 and is subject to customary regulatory approvals, approval by the holders of a majority of Blue Ridge common stock, and certain other customary closing conditions.

Organization and Leadership

Upon closing of the Transaction, John Reinhart, the current President and CEO of Blue Ridge, will serve as President and CEO of the combined company. It is anticipated that there will be four direct reports to the CEO. Matthew DeNezza, the current Executive Vice President and CFO of Eclipse Resources, will serve as the interim CFO for the combined company through November 30, 2018 or until the permanent CFO is publicly announced prior to November 30, 2018. Oleg Tolmachev, the current Executive Vice President and COO of Eclipse Resources, will continue to serve the combined company in that capacity. Paul Johnston, currently Senior Vice President and General Counsel of Blue Ridge, will become Executive Vice President and General Counsel of the combined company. Matthew Rucker, currently Vice President Resource Planning and Development of Blue Ridge, will become Senior Vice President Resource Planning and Development for the combined company. At closing, the board of directors of Eclipse Resources will become a declassified board and will consist of a total of ten directors, five designated by Eclipse Resources and five designated by Blue Ridge (one of whom will be John Reinhart).

Conference Call

A joint conference call to review the Transaction is scheduled for Monday, August 27, 2018 at 10:00am Eastern Time. To participate in the call, please dial 877-709-8150 or 201-689-8354 for international callers and reference Eclipse Resources–Blue Ridge Business Combination Call. A replay of the call will be available through October 3, 2018. To access the phone replay dial 877-660-6853 or 201-612-7415 for international callers. The conference ID is 13682942. A live webcast of the call may be accessed through the Investor Center on the Company’s website at www.eclipseresources.com. The webcast will be archived for replay on the Company’s website for six months.

Advisors and Counsel

Jefferies LLC is acting as financial advisor to Eclipse Resources, and Norton Rose Fulbright US LLP is acting as legal advisor to Eclipse Resources. Vinson & Elkins LLP is acting as legal advisor to EnCap Investments, the majority stockholder of Eclipse Resources.

Barclays is acting as financial advisor to Blue Ridge, and Bracewell LLP is acting as legal advisor to Blue Ridge.

About Eclipse Resources Corporation

Eclipse Resources is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales. For more information, please visit the Company’s website at www.eclipseresources.com.

About Blue Ridge Mountain Resources, Inc.

Blue Ridge is an Irving, Texas-based independent exploration and production company engaged in the acquisition, development and production of natural gas and natural gas liquids. Blue Ridge is active in two of the most prolific unconventional shale resource plays in North America, the Marcellus and Utica Shales. For more information, please visit Blue Ridge’s website at www.brmresources.com.

No Offer or Solicitation

This communication relates to a proposed business combination transaction (the “Transaction”) between Eclipse Resources Corporation (“Eclipse Resources”) and Blue Ridge Mountain Resources, Inc. (“Blue Ridge”). This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the Transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

A copy of the definitive merger agreement will be filed as part of a Current Report on Form 8-K filed by Eclipse Resources with the U.S. Securities and Exchange Commission (“SEC”) in accordance with the rules of the SEC. In connection with the Transaction, Eclipse Resources will also file with the SEC a registration statement on Form S-4 that will include a consent solicitation statement of Blue Ridge and an information statement of Eclipse Resources and that also constitutes a prospectus of Eclipse Resources. Eclipse Resources may also file other documents with the SEC regarding the Transaction. The definitive consent solicitation statement/information statement/prospectus will be sent to the stockholders of Eclipse Resources and Blue Ridge. This document is not a substitute for the registration statement and consent solicitation statement/information statement/prospectus that will be filed with the SEC or any other documents that Eclipse Resources may file with the SEC or that Eclipse Resources or Blue Ridge may send to stockholders of Eclipse Resources or Blue Ridge in connection with the Transaction. INVESTORS AND SECURITY HOLDERS OF ECLIPSE RESOURCES AND BLUE RIDGE ARE URGED TO READ THE REGISTRATION STATEMENT, THE CONSENT SOLICITATION STATEMENT/INFORMATION STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the registration statement and the consent solicitation statement/information statement/prospectus (when available) and all other documents filed or that will be filed with the SEC by Eclipse Resources through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by Eclipse Resources will be made available free of charge on Eclipse Resources’ website at www.eclipseresources.com or by contacting Eclipse Resources’ Investor Relations Department by phone at 814-325-2059.

Participants in Solicitation

Eclipse Resources, Blue Ridge and certain of their respective directors, executive officers and members of management and employees may be deemed to be participants in the solicitation of consents from the holders of Blue Ridge’s common stock in respect to the Transaction.

Information regarding Eclipse Resources’ directors and executive officers is contained in Eclipse Resources’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Information regarding Blue Ridge’s directors and executive officers will be contained in the consent solicitation statement/information statement/prospectus and other relevant materials filed with the SEC. You can obtain a free copy of these documents at the SEC’s website at www.sec.gov or by accessing Eclipse Resources’ website at www.eclipseresources.com.

Investors may obtain additional information regarding the interests of those persons who may be deemed participants in the Transaction by reading the consent solicitation statement/information statement/prospectus and other relevant documents filed with the SEC regarding the Transaction when they become available. You may obtain free copies of these documents as described above.

Forward-Looking Statements and Cautionary Statements

This joint press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this joint press release, regarding, among other things, strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this joint press release, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Eclipse Resources’ and Blue Ridge’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in the consent solicitation statement/information statement/prospectus and under Item 1A. Risk Factors in Eclipse Resources’ Annual Report on Form 10-K filed with the Securities Exchange Commission on March 2, 2018 (the “2017 Annual Report”) and in Eclipse Resources’ Quarterly Reports on Form 10-Q.

With respect to the proposed Transaction described herein, forward-looking statements may include, but are not limited to, statements regarding the expected timing and likelihood of the completion of the Transaction; the timing, receipt and anticipated terms and conditions of any required governmental and regulatory approvals for the Transaction; the ability to complete the Transaction considering the various closing conditions, including approval by Blue Ridge’s stockholders; pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, cost savings, opportunities and anticipated future performance; the benefits of the Transaction and its impact on the combined company’s business, operations, assets, results of operations, liquidity and financial position; and any statements of assumptions underlying any of the foregoing. In addition, forward-looking statements may include statements about business strategy; reserves and potential resources; general economic conditions; financial strategy, liquidity and capital required for developing properties and timing related thereto; realized natural gas, natural gas liquids and oil prices; timing and amount of future production of natural gas, natural gas liquids and oil; hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under commercial agreements; marketing of natural gas, natural gas liquids and oil; leasehold and business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; the costs, terms and availability of downstream transportation services; general economic conditions; credit markets; uncertainty regarding future operating results, including initial production rates and liquid yields in type curve areas; and plans, objectives, expectations and intentions contained in this joint press release that are not historical.

Eclipse Resources and Blue Ridge caution you that the forward-looking statements pertaining to the proposed Transaction described herein are subject to risks and uncertainties related to the benefits from, or completion of, the proposed Transaction, including, without limitation, failure to satisfy any of the conditions precedent to the proposed Transaction (including the possibility that stockholders of Blue Ridge may not approve the Transaction), disruption of management time from ongoing business operations due to the Transaction, adverse effects on the market price of the common stock of Eclipse Resources or Blue Ridge and on either company’s operating results because of a failure to complete the proposed Transaction or because of any announcements related to the Transaction, adverse effects on the ability of Eclipse Resources and Blue Ridge to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers, failure to realize the expected benefits of the proposed Transaction, negative effects of announcement or consummation of the proposed Transaction on the market price of the common stock of Eclipse Resources or Blue Ridge, and significant transaction costs, unknown liabilities and/or unanticipated expenses such as litigation expenses. In addition, if and when the proposed Transaction is consummated, there will be risks and uncertainties related to the combined company’s ability to successfully integrate the operations of Eclipse Resources and Blue Ridge, including the risk that the combined company may not operate as effectively and efficiently as expected, may be unable to achieve synergies or may take longer than expected to achieve synergies. In addition, all forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Eclipse Resources and Blue Ridge, incident to the exploration for and development, production, gathering and sale of natural gas, natural gas liquids and oil. These risks include, but are not limited to, legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and declines in the price of natural gas, natural gas liquids and oil, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, natural gas liquids and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described in the consent solicitation statement/information statement/prospectus and under Item 1A. Risk Factors in the 2017 Annual Report and in Eclipse Resources’ Quarterly Reports on Form 10-Q.

All forward-looking statements, expressed or implied, included in this joint press release are expressly qualified in their entirety by this cautionary statement and are based on assumptions that Eclipse Resources or Blue Ridge believes to be reasonable but that may not prove to be accurate. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Eclipse Resources, Blue Ridge or persons acting on their behalf may issue. Except as otherwise required by applicable law, Eclipse Resources and Blue Ridge disclaim any duty to update any forward-looking statements to reflect new information or events or circumstances after the date of this joint press release. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Eclipse Resources Contact:

Eclipse Resources Corporation

Douglas Kris, Investor Relations

814-325-2059

dkris@eclipseresources.com

Blue Ridge Contact:

Blue Ridge Mountain Resources, Inc.

Michael Koy, EVP & CFO

469-293-2166

ir@brmresources.com